STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

October 14, 2022

Date of report (Date of earliest event reported)

Surmodics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.05 par value	SRDX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Definitive Material Agreement.

On October 14, 2022, Surmodics, Inc. (the “Company”) entered into a secured revolving credit facility and secured term loan facilities pursuant to a Credit, Security and Guaranty Agreement (the “Credit Agreement”) with Mid Cap Funding IV Trust, as agent, and MidCap Financial Trust, as term loan servicer and the lenders from time to time party thereto.

The Credit Agreement provides for availability under a secured revolving line of credit of up to $25 million (the “Revolving Credit Facility”), and proceeds may be used for transaction fees and for working capital needs and general corporate purposes. Availability under the Revolving Credit Facility is subject to a borrowing base.

The Credit Agreement also provides for up to $75.0 million in term loans (the “Term Loans”), consisting of a $25.0 million Tranche 1 (“Tranche 1”) and a $50.0 million Tranche 2 (“Tranche 2”), which may be drawn in $10.0 million increments. In addition, after the closing and prior to December 31, 2024, the Term Loan lenders may, in their sole discretion, fund an additional tranche of Term Loans of up to $25.0 million upon the written request of the Company. Upon closing, the Company borrowed $25.0 million of Tranche 1, borrowed $5.0 million on the Revolving Credit Facility, and used approximately $10.0 million of the proceeds to repay borrowings under the Loan and Security Agreement dated as of September 14, 2020 among the Company, the other loan parties from time to time party thereto and Bridgewater Bank (the “Existing Loan Agreement”) and intends to use the remaining proceeds to fund working capital needs and other general corporate purposes. Until December 31, 2024, the Company will be eligible to borrow Tranche 2 at the Company’s option upon meeting certain conditions set forth in the Credit Agreement, including having no less than $60.0 million of core net revenue as of the end of the prior fiscal quarter.

Pursuant to the Credit Agreement, the Company provided a first priority security interest in all existing and future acquired assets, including intellectual property and real estate, owned by the Company. The Credit Agreement contains certain covenants that limit the Company’s ability to engage in certain transactions. Subject to certain limited exceptions, these covenants limit the Company’s ability to, among other things:

•	create, incur, assume or permit to exist any additional indebtedness, or create, incur, allow or permit to exist any additional liens;

•	enter into any amendment or other modification of certain agreements without consent;

•	effect certain changes in the Company’s business, fiscal year, management, entity name, business locations;

•	liquidate or dissolve, merge with or into, consolidate with, any other company;

•	pay cash dividends on, make any other distributions in respect of, or redeem, retire or repurchase, any shares of the Company’s capital stock;

•	make certain investments, other than limited permitted acquisitions; and

•	enter into transactions with the Company’s affiliates.

The Credit Agreement also contains customary indemnification obligations and customary events of default, including, among other things, (i) non-payment, (ii) breach of warranty, (iii) non-performance of covenants and obligations, (iv) default on other indebtedness, (v) judgments, (vi) change of control, (vii) bankruptcy and insolvency, (viii) impairment of security, (ix) termination of a pension plan, (x) regulatory matters, and (xi) material adverse effect.

In addition, the Company must maintain minimum core net revenue levels tested quarterly to the extent that Term Loans advanced under the Credit Agreement exceed $25.0 million. In the event of default under the Credit Agreement, the Company would be required to pay interest on principal and all other due and unpaid obligations at the current rate in effect plus 2%.

The Revolving Credit Facility and the Term Loans mature on October 1, 2027. The Revolving Credit Facility bears interest at a rate equal to 3.00% plus the greater of Term SOFR (as defined in the Credit Agreement) or 1.50%, and the Term Loans bear interest at a rate equal to 5.75% plus the greater of Term SOFR (as defined in the Credit Agreement) or 1.50%. The Company is required to make monthly interest payments on the Revolving Credit Facility with the entire principal payment due at maturity. The Company is required to make 48 monthly interest payments on the Term Loans beginning on November 1, 2022 (the “Interest-Only Period”). If the Company is in covenant compliance at the end of the Interest-Only Period, the Company will have the option to extend the Interest-Only Period through maturity with the entire principal payment due at maturity. If the Company is not in covenant compliance at the end of the Interest-Only Period, the Company is required to make 12 months of straight-line amortization payments with the entire principal amount due at maturity.

Subject to certain limitations, the Term Loans have a prepayment fee for payments made prior to the maturity date equal to 3.0% of the prepaid principal amount for the first year following the closing date of the Credit Agreement, 2.0% of the prepaid principal amount for the second year following the closing date and 1.0% of the prepaid principal amount for the third year following the closing date and thereafter. In addition, if the Revolving Credit Facility is terminated in whole or in part prior to the maturity date, the Company must pay a prepayment fee equal to 3.0% of the terminated commitment amount for the first year following the closing date of the Credit Agreement, 2.0% of the terminated commitment amount for the second year following the closing date of the Credit Agreement and 1.0% of the terminated commitment amount for the third year following the closing date and thereafter. The Company is also required to pay a full exit fee at the time of maturity or full prepayment event equal to 2.5% of the aggregate principal amount of the Term Loans made pursuant to the Credit Agreement and a partial exit fee at the time any partial prepayment event equal to 2.5% of the amount prepaid The Company also is obligated to pay customary origination fees at the time of each funding of the Term Loans and a customary annual administrative fee based on the amount borrowed under the Term Loan, due on an annual basis. The customary fees on the Revolving Credit Facility include (i) an origination fee based on the commitment amount, which was paid on the Closing Date, (ii) an annual collateral management fee based on the outstanding balance of the Revolving Credit Facility, payable monthly in arrears and (iii) an unused line fee equal based on the average unused portion of the Revolving Credit Facility, payable monthly in arrears. The Company must also maintain a minimum balance of no less than 20% of availability under the Revolving Credit Facility or a minimum balance fee applies.

There are no material relationships between the Company and the lenders party to the Credit Agreement, other than in respect of the Credit Agreement.

On October 14, 2022, the Company entered into a 5-year interest rate swap transaction with Wells Fargo Bank, N.A. with respect to $25.0 million of notional value of the Term Loans funded as Tranche 1 under the Credit Agreement. The interest rate swap transaction will effectively fix at 4.455% the one-month term SOFR portion of interest rate under the Term Loans funded as Tranche 1 such that the fixed interest rate per annum on the swapped $25.0 million notional value of such Term Loan will be 10.205% through its maturity. The interest rate swap transaction was confirmed under a standard ISDA Master Agreement, including the schedule thereto.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On October 14, 2022, in connection with the Company’s entry into the Credit Agreement as described under Item 1.01 of this Current Report on Form 8-K, the Company (i) paid the outstanding balance and fees under the Existing Credit Agreement in the aggregate amount of approximately $10.0 million and (ii) terminated the Existing Credit Agreement.

A description of the material terms of the Existing Credit Agreement is contained in the Company’s Annual Report on Form 10-K for the year ended September 30, 2021 filed with the Securities and Exchange Commission on November 24, 2021, which description is incorporated herein by reference. There are no material relationships between the Company and Bridgewater Bank, the lender on the Existing Credit Agreement, other than for commercial banking and financial services for the Company and its subsidiaries for which it will receive customary fees, and there were no material early termination penalties required as a result of the termination of the Existing Credit Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Credit, Security and Guaranty Agreement dated as of October 14, 2022 by and among Surmodics, Inc., Surmodics Shared Services, LLC, Surmodics Holdings, LLC, Surmodics Coatings, LLC, SurModics MD, LLC, Surmodics Coatings Mfg, LLC, Surmodics IVD, Inc., NorMedix, Inc., and Surmodics MD Operations, LLC, as borrowers, the guarantors from time to time party thereto, MidCap Funding IV Trust and MidCap Financial Trust and the lenders from time to time party thereto (excluding schedules and exhibits which Surmodics, Inc. agrees to furnish to the Securities and Exchange Commission upon request and certain personal information)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: October 17, 2022	/s/ Gordon S. Weber
Gordon S. Weber
Senior Vice President of Legal, General Counsel and Secretary